EXHIBIT (C)(12)
Confidential Discussion Materials Prepared for:
Cablevision Special Transaction Committee
Discussion Materials
December 20, 2006
MerrillLynch -TOfV —
Global Markets & Investment Banking Group ‘ Oil M i J
y36230-3

Transaction Highlights for the Special Committee

The proposal provides shareholders:
- *Value certainty*
- *Meaningful premium on top of significant share price appreciation prior to offer*
- *Appropriate risk/reward tradeoff in the face of:*
  - *Increased competition*
  - *Maturing business profile*

Strong All Cash Proposal

- All cash, fully-committed offer for entire Company
- $27.00 per share - significant premium for public shares on top of already meaningful run-up in share price
  - 17.0% to 2-week average price
  - 11.3% premium to 52-week high on 9/27/06
  - 14.9% premium to last year's proposal of $33.50 ($23.50 ex-dividend)
  - 97.4% premium to last year's adjusted unaffected price of $13.68 [1]
- Represents highest value per subscriber paid in last five years and greater than 11x LTM EBITDA
  - Value per subscriber critical valuation metric in light of:
    - Confined footprint
    - No new incremental services to add to bundle
    - Increased competition
  - Value per subscriber of $4,581 [2] meaningfully more generous than any recent precedent acquisitions
    - 21% higher than Cox subscriber multiple
    - 34% higher than Insight subscriber multiple
  - Special Committee advisors' base case DCF valuation implies unprecedented $5,650 – $6,750 value per subscriber [2]
    - Well in excess of any private or public valuation ever in the sector
    - Against backdrop of most competitive industry dynamics ever

(1) Assumes special dividend reinvested in Cablevision stock.
(2) Based on $4.5 billion for non-Telecom assets and $500 million for Lightpath.

Merrill Lynch BEAR STEARNS
CONFIDENTIAL
1

Transaction Highlights for the Special Committee (Cont’d) — 1 Verizon has publicly stated intention to invest heavily in FiOS • Cablevision footprint has highest overlap with Verizon (92%) • ~3x higher overlap than Comcast (-33%) • Despite this, recent Management plan assumes Verizon stops building FiOS in Cablevision’s footprint in 2007 • Management has run several FiOS sensitivities which have a dramatic More Tangible, 1 Increased 1 Competition impact on the projections — Potential reduction in five-year cumulative Free Cash Flow: $0.8 billion to $1 .3 billion - Limits 1 Cablevision Public 1 and Intrinsic Value Potential reduction of EBITDA growth rate: 3% to 7% — These scenarios would also imply a meaningfully lower terminal value H Cablevision management and other bidders in Patriot process recognize more limited growth prospects for FiOS ready system
Less Scale, Lower 1 Growth Prospects and 1 Recently declining growth in net additions to the Company’s RGU base • 14% average year-over-year growth in More Intense quarterly RGU net adds versus 69% for Comcast Higher current data and voice penetration versus Comcast suggests lower • • Competitive growth prospects going forward Threat Imply • Comcast data and voice subscribers expected to increase 11% and 47% through 2010 (versus 8% and 16% for Cablevision) Discount to Reduced scale versus Comcast creates greater margin pressure particularly as relates to programming costs ($18.78/sub 1 versus $29.10/sub in Q4 ‘06) and marketing costs ($4.67/sub versus $6.33/sub in Q4 ‘06) BS BB\R Us Merrill Lynch STERNS H — 2 y36230-343

Attractive Premium on Top of Meaningful Share Price Runup Provides More Favorable ” All-in” Return Than Precedent Transactions —
1
100.0% -i Cablevision H Cox H Insight H
80.0% -60.0% -40.0% -20.0% — O
fl"/ — 81.6% 56.5% 42.9% • • • m 36 ‘ 7% HUH 6.3% 7.1% 0.3% .on no/. . • • • • • ijj , UBBBUH -40.0% -™ — 3-Months 6-Months 1-Year 1-Yearw/ 3-Months 6-Months 1-Year 3-Months 6-Months 1-Year Dividend (1) — • Pre-Announcement Return • Return with Premium — B (I) Assumes special dividend reinvested in Cablevision stock. — Si Merrill Lynch STEARNS 3 y36230-344

Offer Represents The Highest Value Per Subscriber in the Past Five Years — 1 Recent Precedent Transactions (Last 5 Years) (Dollars in Millions, Except Per Subscriber Amounts)
• Significant premium to precedent transaction in past Value per subscriber is critical valuation metric in light of confined footprint, no new incremental services to add to bundle and increased competition five years despite no “change CMC Value of control” or synergy benefits per Sub Premium 37% 43% 69% 33% 31% 34% 21% 41% 22% 115% 50% 5% 47% $5,000 — • 21% premium to Cox, CVC Offer 34% premium to Insight, and $4,581 0 — 1 O ‘ 37% premium to median $4,373 of all precedents in past 5 • years $4,000 — $3,797 $3,750
H $3444 $500 • • 1
$3 332 H H hlllllllll Target/ £ £,£- o a? to fi? C? -S in ffi ~S -rir m?T EoT “wP” aJP~ or £ -6 ° -a ° “? ° % ° • £ • ° O ° Ct o £o 130 roo -co TJ • ? 0 -cO 0 0 CO )=0 0 coo roo oio i:o o roo (Year) 4 5 01 -Q 01 E™ “ f 01 ~m O OJ 0CN OOJ EJ -COJ aj OJ o m w R fcS § !” 1” 3~ 2
S 5£ « 2% s o te § e fi § « ol 1 S t 2
1 5 8 J « 5 “i 1 1 * S 3 “8 J o O yj — Cl Based on $4,500 million for non-Telecom assets and $500 million for Lightpath. H \ (2) Represents EBU multiple. — BS BB\R Us Merrill Lynch STERNS C_OlrlL)EIXlAL 4
y36230-345

Public Market Comparable Multiples Should Take Into Account Expected Growth — 1 2007 EBITDA Multiples W • Cablevisian’s expected EBITDA growth approximately half that of Comcast’s growth 10.0x-i 8.9x • Cablevision’s management expectations for growth (11%) are also less than Street estimates for Comcast : H H H • Adjusting Cablevision’s multiple for growth suggests a premium valuation relative to Comcast - — Cablevision Cablevision Comcast Pre-Announcement Offer Current ($43.12) ‘06-10 Telecom EBITDA Growth 2 6% 6% 12% BS BB\R Us Merrill Lynch STERNS Implied EBITDA Multiple to Growth 1.3x 1.4x 0.7x — (1) Based an Wall Street Research. Assumes non-Telecom assets of ‘$4,500 million. \ (2) Per Special Transaction Committee advisor materials dated December 17, 2006. — 5 y36230-346
Cablevision’s Growth Profile and Scale Versus Comcast —— —
U Net Additions Adv iwth (Y-o-Y) Pen 50% n 1 !«= 82% 64% 61%

· Cablevision exhibiting *jIC 40% — anced Services Ad etration (Q3’06) Gr meaningfully lower growth 100%
· profile versus Comcast 80% . 30%
· 32% 43% 5 ° %
· Comcast growth 60% - supercharged given 1 16%l ‘ 40%
· vanced Services owth (‘06-’10) j- *: 1 1 40% — 20%
· 1
· _1 2 3% 24% 30%. 20%
· 47% 16% penetration levels comparable to 20% - Cablevision —— 1 4% 1 0% ‘
· I 0% . (6%) 0%
· -
· ,
· , —
· Comcast data/voice (20%)
· penetration at Cahlmisinn Itneks in Q1’06 Q2’06 Q3’06 Data Voice Data Voice —— —— —— —
2003 — 2004 g (
· Cablevision has ~3x Comcast’s Verizon 30 ‘ 000 ‘ overlap 25,000 - 20,000 -
· Reduced scale puts greater pressure on cost structure 15,000 — :ale (Q4’06) a*
· £ 11 r
· r 10 ‘ 000
· 23,926 $29.10 1 $18.50
· Meaningfully higher programming and 5 ‘ 000 3,133
· marketing costs per o - subscriber L rMM n Veri; “The advanced stage of Cablevision’s broadband, voice, and di Warner Cable, both Subscribers Programming Cost / $6 ‘ 33 m $4.60 — $35.00 100% ‘ — $30.00 con Overlap of which have lower Verizon exposure and expect VZ to rebuild a significant portion (OOO’s) Subscriber —— 80 o /0 . — $25.00 — 92% of CVC’s footprint, n %ita I video deployment; and its high exposure to VZ’s I ire still seeing Marketing Spend / Subscriber $20.00 60% ‘ -$15.00 1” H
·___ accelerating growth rates. We believe th icluding nearly all ofNJ, a state that n »OS rebuilds, puts the co is makes 40% . — $10.00 — $5.00 — BS BB\R Us Merrill Lynch STERNS just passed a sta — Bryan Kraft, Credit Suisse, September* CVC a less attr tewide franchise law and 20% ‘ r $0.00 o%
· Cablevision Comcast 27,2006 —— —
H Cablevision Comcast mpany in a different position than that of Comcast or Time tctive investment. CVC is more than 90% exposed to VZ. We in which ~1M (1/3 of total) Cablevision subscribers reside.”
Source: Wall Street research. 1) Cablevision financials reflect Telecom only: Comcast financials reflect Cable only. —
CONFIDENTI 6 y36230-347

ROIC of Cablevision and Telcos 50.0% -i 43.3% CablevisionAT&T BellSouth Verizon (Mgmt. Plan) B2006 2009 B2011
Si Merrill Lynch STERNS 7

Cablevision’s Financial Performance Highly Sensitive to Competition, Particularly in the Outer Years
• Cablevisian management provided sensitivities to its cumulative Telecom long-term plan reflecting various success rates of fn’mm nT 6 *’° 6 ~ 11) Verizon’s rollout ofFiOS across Cablevision’s footprint $9 500 $ 9 2 g 0 management’s accurate expectation for near-term $8,465 $8401 Base Case I Scenario 1 Scenario 2 Scenario 3 Scenario 4 Variance vs. Base: ($921) ($1,262) ($825) ($889)
Telecom EBITDA - Capex
FiOS FiOS 25.0% -I 23.2% — Homes Passed .. Video Penetration • 19.1% 187% —— —— — -5.0% -I ‘ -2.1%
Base Case Scenario 1 Scenario 2 Scenario 3 Scenario 4
iUffi’MarrillLunph CTnARNC

1

Discounted Cash Flow and IRR Analysis Highly Sensitive to Uncertain Future Competitive Landscape and Assumed,
Correlated Terminal Value
• Management’s long-term plan unrealistically assumes Verizon stops FiOS build at YE 2007 * Inconsistent with independent research analyst expectations
· Terminal multiple represents * Sensitivities to management plan should reflect lower growth prospects under more intense -75% of total value competition
· FiOS case points to potential FCF Growth
· FCF Growth in Final Year of Plan double-value impact 10 . 0% -, ,, w ‘ ‘ mp ‘ ied Perpetua ’ FCF Growth at 8 ‘° x Termina ’ Mu ‘ tip ‘ e o.O /o — SC advisor approach c . . .,.. , Management Scenario 1 Scenario 2 Scenario 3 Scenario 4 of : consistent multiples P i an overstates value SC Advisor Midpoint
· DCF on FiOS sensitivity Termlnal Multlple — illustrates $27.00 Offer is Implied Price per Share $41 $32 $27 $34 $33
well within range
Terminal FCF Growth Sensitivity
Perpetual FCF Growth Rate 2.73% 1.75%-2.25% 1.25%-1.75% 2.25% — 2.75% 2.00% — 2.50% Implied Terminal Multiple 6.7x — 7.2x 6.2x — 6.7x 7.2x — 7.8x 7.0x — 7.5x Implied Price per Share $23 — $27 $16-$19 $28 — $33 $26 — $30
JS BR 9 MS Merrill Lynch STERNS

Rainbow and MSG Valuation Continues to Come Under Pressure and Financial Prospects Look Less Appealing
Materially Weaker FCF Performance Expected By Management
· EBITDA, capex and working $ 2 271 capital are materially lower for ___$1,488 rosy as two years ago
· 2 ‘ Q7
· “ ? _” ‘
· 2 p 07 ’ " 7 .” ‘ 2007 w-’io -— —— —— —— —— —— —— — ~ ~ ~ ~ ~~ FOF
· Tremendous valuation ebitda fcf fcf ebitda fcf fcf ebitda &nbs p; fcf and Viacom
· Special Committee advisors Multiple Analysis suggested a public market value (Dollars in Millions) for Rainbow and MSG of $10- Rainbow Programming Asset Value| ........................................................................................ — pers are $3,000 ................... $3,500 ......................... $4,000 [ Discovery 1 Viacom —— —— —— —— —— —
· Expected cumulative free \ cash flow has decreased by 2006E EBITDA 20.0x 23.3x 26.7x1 14.7x 10.8x $783 million since last I year’s proposal j 2007E EBITDA 15.5x 18.1x 20.7x| 12.0x 9.9x I I 2008E EBITDA 11.4x 13.3x 15.2xj 10.4x 9.2x
JS BR 10 WB Merrill Lynch STERNS

Disclaimers
Merrill Lynch and Bear Stearns prohibit (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.
This proposal is confidential, for your private use only, and may not be shared with others (other than your advisors) without Merrill Lynch’s and Bear Stearns’ written permission, except that you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposal and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure. For purposes of the preceding sentence, tax refers to U.S. federal and state tax. This proposal is for discussion purposes only. Merrill Lynch and Bear Stearns are not experts on, and do not render opinions regarding, legal, accounting, regulatory or tax matters. You should consult with your advisors concerning these matters before undertaking the proposed transaction.
RS BR 11 MS Merrill Lynch STERNS